Exhibit 99.1

September 7, 2005	OTC BB: LBTS
NR 21

NEWS RELEASE

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR ADDS 476 MINING CLAIMS COVERING ABOUT 119 SQUARE MILES TO THE BIG CHUNK PROJECT; NUMEROUS ANOMALIES ARE IDENTIFIED; 3 NEW BLOCKS NAMED; 4 PREVIOUSLY NAMED BLOCKS EXPANDED; GEOCHEM, IP AND DRILLING PROGRESSES

Tucson, Arizona – September 7, 2005 – Liberty Star Gold Corp (the “Company”), (symbol: LBTS.OB) is pleased to announce it has acquired an additional 476 Alaska State mining claims covering approximately 119 square miles at the Big Chunk Project. It is becoming clearer that copper-gold-molybdenum mineralization is associated with shoulders of magnetic highs visible on the Company’s detailed air magnetic survey conducted immediately after the initial property acquisition January 2004. Further land has been staked over these magnetic, geochemical and IP (Induced Polarization) anomalies. Geochemical sampling, IP, geophysical line surveying and diamond drilling continues during good weather. Overloads in logging and the commercial sample prep and assay labs are creating about a month lag in assay results.

As of the end of July, the Company has completed 84 miles of line surveying in preparation for IP surveying, 60 line miles of IP surveys, 146 miles of geochem sampling at 600 foot intervals taking 1,175 vegetation samples and has completed 5,857 feet of diamond core drilling in 15 holes. IP survey data can be analysed in about 36 hours and numerous IP anomalies have been identified. These are being drilled where they coincide with favourable magnetics and geochemistry. Numerous visible copper and some moly bearing intervals have been encountered along with porphyry intrusive rocks and porphyry style alteration zones. Data collection is proceeding so rapidly that it will take some time before core is completely logged, assays are returned and the results interpreted.

Three blocks have been added and named. These are: Torrey Pines, covering 64 square miles, lying between Troon on the south and Baltusrol to the north; Pinehurst, covering 6 square miles, lying north of Pine Valley; and Bay Hill, covering 17 square miles, lying directly north of Pinehurst. Additionally 4 square miles have been added to Pumpkin Ridge and Black Diamond each, 10 square miles to Point Grey and 14 square miles to Baltusrol. These new blocks and additions to blocks cover geologic, aeromagnetic, IP and geochemical anomalies or combinations of all four types of anomalies. This enlarges the total contiguous Big Chunk claim block to approximately 1,718 Alaska State mining claims covering 421 square miles.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The Company currently holds 1,718 mineral claims, spanning approximately 421 square miles centered approximately 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic-intrusive feature thought to be the source of mineralization in the area. With acquisitions in the new North Pipes project area of Northern Arizona, Liberty Star additionally has 213 standard Federal lode mining claims covering 4,409 acres in 15 separate blocks. These claims are owned 100% by the Company and are not subject to royalty.

Forward Looking Statements: This press release contains “forward-looking statements”, including forward-looking statements as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this press release include statements that IP survey data can be analysed in about 36 hours; that numerous IP anomalies have been identified; that we will drill where we perceive favourable magnetics and geochemistry; that numerous visible copper and some moly bearing intervals have been encountered along with porphyry intrusive rocks and porphyry style alteration zones; and that we will be able to complete additional IP surveys and other exploration.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards prevent us from exploration; that analysis of data can be done rapidly; and that we may not find any commercial quantities of mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.